Exhibit 99.1

Ivanhoe Energy receives extension to file restructuring proposal

Vancouver, Canada (May 4, 2015) — Ivanhoe Energy Inc. announced today that the Court of Queen’s Bench of Alberta has approved an application for an extension for the company to file its restructuring proposal with the Official Receiver under the Bankruptcy and Insolvency Act (BIA) (Canada) from May 5, 2015 to June 1, 2015.

The company filed its Notice of Intention to Make a Proposal (NOI) on February 20, 2015. Since filing the NOI, the company has been working diligently with Ernst & Young Inc., the Proposal Trustee, to create a proposal for presentation to its creditors. Court materials and other information about the BIA proceedings are available on the Proposal Trustee's website at www.ey.com/ca/ivanhoeenergy.

The company also announced that Blair Vago has submitted his resignation as Acting Vice President of Finance and Chief Financial Officer, effective May 31, 2015. Mr. Vago will be available to assist the company on a contract basis beginning June 1.

Ivanhoe Energy is an independent international heavy-oil exploration and development company focused on pursuing long-term growth using advanced technologies, including its proprietary heavy-oil upgrading process (HTL®). For more information about Ivanhoe Energy Inc., please visit www.ivanhoeenergy.com.